EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 on Form S-1 for Tandy Leather Factory, Inc. of our report dated March 25, 2008, related to our audit of the consolidated financial statements of Tandy Leather Factory, Inc. as of December 31, 2007 and 2006, and for each of the three years then ended December 31, 2007, 2006 and 2005, which report is included in the Annual Report on Form 10-K of Tandy Leather Factory, Inc. for the year ended December 31, 2007.  We also consent to the reference to our firm under the caption “Experts.”

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
April 29, 2008